Exhibit 99.2

Advanced Cell Technology, Inc.
1510 11th Street, Suite 202
Santa Monica, CA 90401

December 30, 2010

Optimus CG II, Ltd.
Cricket Square, Hutchins Drive
Grand Cayman, KY1-1111
Cayman Islands

Ladies and Gentlemen:

Reference is made to Warrant No. 2010-4 (the “Warrant”), issued by Advanced Cell Technology, Inc., a Delaware corporation (the “Company”), on December 30, 2010, to Optimus CG II, Ltd., a Cayman Islands exempted company (the “Holder”), obligating the Holder to purchase 63,281,250 shares of the common stock of the Company (“Common Stock”) on the terms and conditions set forth therein.  The Warrant was issued pursuant to the Preferred Stock Purchase Agreement, dated November 2, 2009, between the Company and an affiliate of the Holder (the “Purchase Agreement”).  Capitalized terms used in this letter but not otherwise defined herein shall have the meaning set forth in the Warrant.

The Warrant was delivered to the Holder by the Company, simultaneous with the Company’s delivery of a Tranche Notice under the Purchase Agreement, on December 30, 2010 (the “Tranche Notice Date”).  Section 1.2.1 of the Warrant provides that the exercise price (“Exercise Price”) for each share of Common Stock underlying the Warrant shall be equal to the Closing Bid Price of a share of Common Stock on the Tranche Notice Date.  The Holder exercised the Warrant in full on the Tranche Notice Date at an initial Exercise Price of  $0.16 per share, being equal to the Closing Bid Price on the Tranche Notice Date, for an aggregate initial Exercise Price of $10,125,000.  Pursuant to the Purchase Agreement and the Warrant, the shares obtained upon exercise (the “Warrant Shares”) must be delivered to the Holder on the Trading Day following the Tranche Notice Date.

By this letter, the Company and the Holder hereby agree to amend certain provisions of the Warrant, as permitted by Article 8 thereof, as follows:

1.
On the sixth (6th) Trading Day following the Tranche Notice Date (such 6th day, the “Adjustment Date”), the Exercise Price of the Warrant shall be adjusted  to equal the VWAP (as defined in the Purchase Agreement) for the five (5) Trading Days beginning on and including the Tranche Notice Date (as so adjusted, the “Adjusted Exercise Price”).

2.
If the Adjusted Exercise Price results in additional Warrant Shares being issuable to the Holder, such additional shares shall be delivered to the Holder within one Trading Day following the Adjustment Date.  If the Adjusted Exercise Price results in less Warrant Shares being issuable to the Holder, the excess Warrant Shares shall be returned by the Holder to the Company within one Trading Day following on the Adjustment Date.

3.
Except as modified by this letter, the Warrant shall remain unchanged and shall continue in full force and effect.  The Warrant, the Purchase Agreement, and this letter together contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Sincerely, ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Gary Rabin
Name:	Gary Rabin
Title:	Interim Chief Executive Officer

Agreed to, acknowledged and accepted: OPTIMUS CG II, LTD.

By:	/s/ Terren Peizer
Name:	Terren Peizer
Title:	Managing Director